Exhibit (4)

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

As of

[●], 2020

This Agreement and Plan of Reorganization (the “Plan”) is made as of this [●] day of [●], 2020, by and among Sanford C. Bernstein Fund, Inc. (“SCB Fund”), a Maryland corporation, on behalf of its series, the International Portfolio and the Tax-Managed International Portfolio (each, an “Acquired Portfolio” and together, the “Acquired Portfolios”), and Bernstein Fund, Inc. (“Bernstein Fund”), a Maryland corporation, on behalf of its series, the International Strategic Equities Portfolio (the “Acquiring Portfolio,” and together with the Acquired Portfolios, the “Portfolios”).

This Plan covers two, separate Reorganizations (as defined herein), which are independent of each other. Accordingly, when the terms “Acquiring Portfolio” and “Acquired Portfolio” are used in the same sentence, they mean the International Strategic Equities Portfolio and the International Portfolio or the International Strategic Equities Portfolio and the Tax-Managed International Portfolio, and the “Reorganization” (as defined herein) means either of the Reorganizations covered by this Plan. In addition, the term “Acquired Portfolio” denotes the investment company or the series thereof that is party to the Plan, as applicable.

WHEREAS, the Acquired Portfolio and the Acquiring Portfolio are each an open-end management investment company (or series thereof) registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the parties desire that the Acquired Portfolio transfer all of its assets to the Acquiring Portfolio in exchange for whole and fractional shares of equal dollar value of the Acquiring Portfolio (“Acquisition Shares”) as set forth in Annex A, and that the Acquiring Portfolio assume the stated liabilities of the Acquired Portfolio and distribute the Acquisition Shares to the shareholders of the Acquired Portfolio (each, a “Reorganization” and together, the “Reorganizations”); and that the Acquired Portfolio thereafter liquidate and terminate;

WHEREAS, the parties intend that the Reorganization qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any successor provisions, and that with respect to the Reorganization, the Acquiring Portfolio and the Acquired Portfolio will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, the Board of Directors of each of the Acquired Portfolio and the Acquiring Portfolio have determined that the Reorganization is in the best interests of the Acquired Portfolio and the Acquiring Portfolio, respectively, and that the interests of the existing shareholders of the Acquired Portfolio and the Acquiring Portfolio, respectively, would not be diluted as a result of the Reorganization;

Now, therefore, the parties agree as follows:

1.	Definitions

In addition to the terms elsewhere defined herein, each of the following terms shall have the meaning indicated for that term as follows:

1934 Act	Securities Exchange Act of 1934, as amended.

1933 Act	Securities Act of 1933, as amended.

Assets	All assets of any kind and all interests, rights, privileges and powers of or attributable to the Acquired Portfolio or its shares, as appropriate, whether or not determinable at the appropriate Effective Time and wherever located, including, without limitation, all cash, cash equivalents, securities, commodities, futures interests, claims (whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), accounts, contract rights and receivables (including dividend and interest receivables) owned by the Acquired Portfolio or attributable to its shares and any deferred or prepaid expense shown as an asset on the Acquired Portfolio’s books.

Closing Date	Shall be on such date as the parties may agree.

Charter	The Acquired Portfolio’s Charter or the Acquiring Portfolio’s Charter.

Effective Time	5:00 p.m. Eastern time on the Closing Date, or such other time as the parties may agree to in writing.

Financial Statements	The audited financial statements of the relevant Portfolio for its most recently completed fiscal year.

Portfolio	The Acquiring Portfolio and/or the Acquired Portfolio, as the case may be.

Liabilities	All stated liabilities, expenses and obligations of any kind whatsoever of the Acquired Portfolio, whether accrued or unaccrued, absolute or contingent or conditional or unmatured.

N-14 Registration Statement	The Registration Statement of the Bernstein Fund (with respect to the Acquiring Portfolio) on Form N-14 under the 1940 Act that will register the Acquisition Shares to be issued in the Reorganization.

Valuation Time	The close of regular session trading on the New York Stock Exchange (“NYSE”) on the day before the Closing Date or such other time as may be mutually agreed upon, when for purposes of the Plan, the Acquiring Portfolio determines the net asset value per Acquisition Share and the Acquired Portfolio determines the net value of the Assets.

NAV	Except as otherwise provided, the net asset value per share of each of the Acquiring Portfolio and the Acquired Portfolio shall be calculated by valuing and totaling its assets and then subtracting its liabilities and then dividing the balance by the number of its shares that are outstanding.

2.	Regulatory Filings

Bernstein Fund, on behalf of the Acquiring Portfolio, shall promptly prepare and file the N-14 Registration Statement with the SEC, and Bernstein Fund and Acquired Portfolio also shall make any other required or appropriate filings with respect to the actions contemplated hereby.

3.	Transfer of the Acquired Portfolio’s Assets

The Acquiring Portfolio and the Acquired Portfolio shall take the following steps with respect to the Reorganization, as applicable:

(a)

On or prior to the Closing Date, the Acquired Portfolio shall pay or provide for the payment of all of the Liabilities of or attributable to the Acquired Portfolio that are known to the Acquired Portfolio and that are due and payable prior to or as of the Closing Date.

(b)

On or prior to the Valuation Date, the Acquired Portfolio will take such actions as are set forth in Section 3(d) below, and except to the extent prohibited by Rule 19b-1 under the 1940 Act, the Acquired Portfolio will declare to Acquired Portfolio shareholders of record a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing (a) all the excess of (i) Acquired Portfolio’s investment income excludable from gross income under Section 103(a) of the Code over (ii) Acquired Portfolio’s deductions disallowed under Sections 265 and 171(a)(2) of the Code, (b) all of Acquired Portfolio’s investment company taxable income (as defined in Code Section 852), (computed in each case without regard to any deduction for dividends paid), and (c) all of Acquired Portfolio’s net realized capital gain (as defined in Code Section 1222), if any (after reduction for any capital loss carryover), in each case for both the taxable year ending September 30, 2020 and for the short taxable year beginning on [●], 2020 and ending on the Closing Date. Such dividends will be declared and paid to ensure continued qualification of the Acquired Portfolio as a “regulated investment company” for tax purposes and to eliminate fund-level tax.

(c)

At the Effective Time, the Acquired Portfolio shall assign, transfer, deliver and convey the Assets to the Acquiring Portfolio, subject to the Liabilities. The Acquiring Portfolio shall then accept the Assets and assume the Liabilities such that at and after the Effective Time (i) the Assets at and after the Effective Time shall become and be assets of the Acquiring Portfolio, and (ii) the Liabilities at the Effective Time shall attach to the Acquiring Portfolio, and shall be enforceable against the Acquiring Portfolio to the same extent as if initially incurred by the Acquiring Portfolio.

(d)

Within a reasonable time prior to the Closing Date, the Acquired Portfolio shall provide, if requested, a list of the Assets to the Acquiring Portfolio. The Acquired Portfolio may sell any asset on such list prior to the Effective Time. Within a reasonable time after receipt of the list and prior to the Closing Date, the Acquiring Portfolio will advise the Acquired Portfolio in writing of any investments shown on the list that the Acquiring Portfolio has determined to be inconsistent with its investment objective, policies and restrictions. The Acquired Portfolio will dispose of any such securities prior to the Closing Date to the extent practicable and consistent with applicable legal requirements, including the Acquired Portfolio’s investment objectives, policies and restrictions. In addition, if the Acquiring Portfolio determines that, as a result of the Reorganization, the Acquiring Portfolio would own an aggregate amount of an investment that would exceed a percentage limitation applicable to the Acquiring Portfolio, the Acquiring Portfolio will advise the Acquired Portfolio in writing of any such limitation and the Acquired Portfolio shall dispose of a sufficient amount of such investment as may be necessary to avoid the limitation as of the Effective Time, to the extent practicable and consistent with applicable legal requirements, including the Acquired Portfolio’s investment objectives, policies and restrictions.

(e)	The Acquired Portfolio shall assign, transfer, deliver and convey the Assets to the Acquiring Portfolio at the Effective Time on the following basis:

(1)

The value of the Assets shall be determined as of the Valuation Time, using the valuation procedures of the Acquired Portfolio, or such other valuation procedures as shall be mutually agreed upon by the parties, and, in exchange for the transfer of the Assets by the Acquired Portfolio to the Acquiring Portfolio, the Acquiring Portfolio shall assume the Liabilities and simultaneously issue and deliver to the Acquired Portfolio the number of Acquisition Shares (including fractional Acquisition Shares) with respect to each class equal in net asset value to the aggregate value of the net assets attributable to the corresponding class of the Acquired Portfolio then outstanding, rounded to the fourth decimal place or such other decimal place as the parties may agree to in writing;

(2)

The NAV of each Acquisition Share of each class to be delivered to the Acquired Portfolio shall be the NAV determined as of the Valuation Time in accordance with the valuation procedures of Bernstein Fund, with the NAV of each Acquisition Share of each class to be delivered to the Acquired Portfolio being equal to the last determined NAV of the class of the Acquiring Portfolio as set forth in Annex A;

(3)

The number of Acquisition Shares of each class (including fractional shares, if any) to be delivered to the Acquired Portfolio shall be determined by dividing the aggregate net assets attributable to the class of the Acquired Portfolio by the NAV per share of the class of the Acquiring Portfolio (determined in accordance with Section 3(e)(2) of this Plan); and

(4)

The Assets of the Acquired Portfolio shall be made available by the Acquired Portfolio to State Street Bank & Trust Company, as the custodian for the Acquiring Portfolio (the “Custodian”), for examination no later than five business days preceding the Valuation Time. On the Closing Date, such portfolio securities and all the Acquired Portfolio’s cash shall be delivered by the Acquired Portfolio to the Custodian for the account of the Acquiring Portfolio, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Department’s book-entry system or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the 1940 Act and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of the Custodian or shall be wired to an account pursuant to instructions provided by the Acquiring Portfolio.

(f)	Promptly after the Closing Date, the Acquired Portfolio will deliver to the Acquiring Portfolio a Statement of Assets and Liabilities of the Acquired Portfolio as of the Closing Date.

4.	Liquidation and Termination of the Acquired Portfolio, Registration of Acquisition Shares and Access to Records

The Acquired Portfolio and the Acquiring Portfolio also shall take the following steps, as applicable:

(a)

At or as soon as reasonably practical after the Effective Time, the Acquired Portfolio shall completely liquidate and terminate by transferring to its shareholders of record the Acquisition Shares it receives pursuant to this Plan. The Acquiring Portfolio shall establish accounts on its share records and note on such accounts the names of the former Acquired Portfolio shareholders and the amount of Acquisition Shares that former Acquired Portfolio shareholders are due based on their respective holdings of shares of the Acquired Portfolio as of the close of business on the Closing Date. The Acquiring Portfolio shall not issue certificates representing Acquisition Shares in connection with such exchange. All issued and outstanding shares in connection with such exchange will immediately thereafter be redeemed and cancelled on the books of the Acquired Portfolio. Ownership of Acquisition Shares will be shown on the books of the Acquiring Portfolio’s transfer agent.

Following distribution by the Acquired Portfolio to its shareholders of all Acquisition Shares delivered to the Acquired Portfolio, the Acquired Portfolio shall wind up its affairs and shall take all steps as are necessary and proper to terminate its existence as soon as is reasonably possible after the Effective Time.

(b)

At and after the Closing Date, the Acquired Portfolio shall provide the Acquiring Portfolio and its transfer agent with immediate access to: (i) all records containing the names, addresses and taxpayer identification numbers of all of the Acquired Portfolio’s shareholders and the number and percentage ownership of the outstanding shares of the Acquired Portfolio owned by shareholders as of the Effective Time, and (ii) all original documentation (including all applicable Internal Revenue Service forms, certificates, certifications and correspondence) relating to the Acquired Portfolio shareholders’ taxpayer identification numbers and their liability for or exemption from back-up withholding. The Acquired Portfolio shall preserve and maintain, or shall direct its service providers to preserve and maintain, records with respect to the Acquired Portfolio as required by Section 31 of, and Rules 31a-1 and 31a-2 under, the 1940 Act.

5.	Certain Representations and Warranties of the Acquired Portfolio

SCB Fund, on behalf of itself or International Portfolio or Tax-Managed International Portfolio, as applicable, each represent and warrant (as applicable with respect to itself) to the Acquiring Portfolio as follows:

(a)

The Acquired Portfolio is a duly established series of SCB Fund, which is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. SCB Fund is registered with the SEC as an open-end management investment company under the 1940 Act and the registration of the Acquired Portfolio’s shares under the 1933 Act will be in full force and effect as of the Effective Time.

(b)

The SCB Fund has the power and all necessary federal, state and local qualifications and authorizations to own all of its Assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.

(c)

The Board of Directors of the SCB Fund has duly authorized the execution and delivery of this Plan and the transactions contemplated herein with respect to the Acquired Portfolio. Duly authorized officers of the Acquired Portfolio have executed and delivered the Plan. The Plan represents a valid and binding contract of the Acquired Portfolio, enforceable against the Acquired Portfolio in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Plan by the Acquired Portfolio does not, and the consummation of the transactions contemplated by this Plan will not, violate federal securities laws or laws of the state of organization of the SCB Fund, or the SCB Fund’s Charter or Bylaws or any material agreement to which the Acquired Portfolio is subject. Except for the approval of the Acquired Portfolio’s shareholders and Board of Directors, the Acquired Portfolio does not need to take any other action to authorize its officers to effectuate this Plan and the transactions contemplated herein on behalf of the Acquired Portfolio.

(d)

Each Acquired Portfolio is a series of SCB Fund that is treated as a separate corporation from each other series of SCB Fund under Section 851(g) of the Code. Each Acquired Portfolio has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code, and has been eligible for taxation under Section 852(b) of the Code, in respect of each taxable year since the commencement of its operations and intends to continue to qualify as a regulated investment company for its taxable year that includes the Closing Date.

(e)

The information pertaining to the Acquired Portfolio included within the N-14 Registration Statement when Part A of the N-14 Registration Statement is distributed to shareholders, at the Effective Time, insofar as it relates to the Acquired Portfolio, shall (i) comply in all material respects with the applicable provisions of the 1933 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f)

All issued and outstanding shares of the Acquired Portfolio are duly authorized and validly issued, and all such shares are fully paid and nonassessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. There are no outstanding options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Portfolio, and there are no securities convertible into shares of the Acquired Portfolio.

(g)

The Acquired Portfolio shall operate its business in the ordinary course between the date hereof and the Effective Time. Such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions referred to in Section 3(b) hereof.

(h)	At the Effective Time, the Acquired Portfolio will have good and marketable title to the Assets and full right, power and authority to assign, transfer, deliver and convey the Assets.

(i)

The Financial Statements of the Acquired Portfolio, a copy of which has been previously delivered to the Acquiring Portfolio, fairly present the financial position of the Acquired Portfolio as of the Acquired Portfolio’s most recent fiscal year-end and the results of the Acquired Portfolio’s operations and changes in the Acquired Portfolio’s net assets for the periods indicated.

(j)

To the knowledge of the Acquired Portfolio, the Acquired Portfolio has no liabilities, whether or not determined or determinable, other than the liabilities disclosed or provided for in its Financial Statements or liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statement referencing liabilities and reflected in its NAV.

(k)

To the knowledge of the Acquired Portfolio, except as has been disclosed in writing to the Acquiring Portfolio, no claims, actions, suits, investigations or proceedings of any type are pending or threatened against the Acquired Portfolio or any of its properties or assets or any person whom the Acquired Portfolio may be obligated to indemnify in connection with such litigation, proceeding or investigation. Subject to the foregoing, there are no facts that the Acquired Portfolio has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against the Acquired Portfolio. The Acquired Portfolio is not a party to nor subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, or the Assets or its ability to consummate the transactions contemplated by the Plan.

(l)

Except for agreements entered into or granted in the ordinary course of its business, in each case under which no material default exists, and this Plan, the Acquired Portfolio is not a party to or subject to any material contract or other commitments which, if terminated, may result in material liability to the Acquired Portfolio or under which (whether or not terminated) any material payment for periods subsequent to the Closing Date will be due from the Acquired Portfolio.

(m)

The Acquired Portfolio has filed or will file its federal income tax returns, copies of which have been previously made available or will be made available to the Acquiring Portfolio, for all taxable years ending on or before the Closing Date, and has paid or will pay all taxes shown as due on such returns. All of the Acquired Portfolio’s tax liabilities will have been adequately provided for on its books. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. To the best of the Acquired Portfolio’s knowledge, it will not have any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid. The Acquired Portfolio will timely file its federal income tax return for each subsequent taxable year including its current taxable year.

(n)

Since the date of the Financial Statements of the Acquired Portfolio, there has been no material adverse change in the Acquired Portfolio’s financial condition, results of operations, business, or Assets. For this purpose, negative investment performance shall not be considered a material adverse change.

(o)

The Acquired Portfolio’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus or prospectuses and statement or statements of additional information as in effect from time to time, except as previously disclosed in writing to the Acquiring Portfolio.

(p)

The Acquisition Shares to be issued to the Acquired Portfolio pursuant to paragraph 3(e)(1) will not be acquired for the purpose of making any distribution thereof other than to the Acquired Portfolio shareholders as provided in paragraph 4(a).

(q)

The Acquired Portfolio, or its agent(s), (i) holds or has obtained a valid Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Withholding (or other appropriate series of Form W-8, as the case may be) or Form W-9, Request for Taxpayer Identification Number and Certification, for each Portfolio shareholder of record, which Form W-8 or Form W-9 can be associated with reportable payments made by the Acquired Portfolio to such shareholder, and/or (ii) has otherwise timely instituted any required backup withholding procedures with respect to such shareholder as provided by Section 3406 of the Code and the regulations thereunder.

6.	Certain Representations and Warranties of the Acquiring Portfolio

Bernstein Fund, on behalf of itself or the Acquiring Portfolio, as applicable, represents and warrants to the Acquired Portfolio as follows:

(a)

The Acquiring Portfolio is a duly established series of Bernstein Fund, which is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Bernstein Fund is registered with the SEC as an open-end management investment company under the 1940 Act and the registration of the Acquiring Portfolio shares under the 1933 Act will be in full force and effect as of the Effective Time.

(b)

Bernstein Fund, on behalf of the Acquiring Portfolio, has the power and all necessary federal, state and local qualifications and authorizations to own all of its assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.

(c)

The Board of Directors of Bernstein Fund has duly authorized execution and delivery of this Plan and the transactions contemplated herein on behalf of Bernstein Fund, on behalf of the Acquiring Portfolio. Duly authorized officers of the Acquiring Portfolio have executed and delivered the Plan. The Plan represents a valid and binding contract of Bernstein Fund, on behalf of the Acquiring Portfolio, enforceable against the Acquiring Portfolio in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Plan by Bernstein Fund does not, and the consummation of the transactions contemplated by this Plan will not, violate the federal securities laws or Maryland law or Bernstein Fund’s Charter or Bylaws or any material agreement to which the Acquiring Portfolio is subject. Except for the approval of the Board of Directors of Bernstein Fund, Bernstein Fund does not need to take any other action to authorize its officers to effectuate the Plan and the transactions contemplated herein on behalf of the Acquiring Portfolio.

(d)

The Acquiring Portfolio is a separate series of Bernstein Fund that is treated as a separate corporation from each other series of Bernstein Fund under Section 851(g) of the Code. The Acquiring Portfolio has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code and is eligible for taxation under Section 852(b) of the Code for the taxable year that will include the Closing Date and expects to so qualify for each subsequent taxable year.

(e)

The N-14 Registration Statement when Part A of the N-14 Registration Statement is distributed to shareholders of the Acquired Portfolio, at the Effective Time, insofar as it relates to the Acquiring Portfolio, shall (i) comply in all material respects with the applicable provisions of the 1933 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f)

Bernstein Fund has duly authorized and validly issued all issued and outstanding shares of the Acquiring Portfolio, and all such shares are fully paid and nonassessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. The Acquiring Portfolio has duly authorized the Acquisition Shares referred to in Section 4(e) hereof to be issued and delivered to the Acquired Portfolio’s stockholders as of the Effective Time. When issued and delivered, such Acquisition Shares shall be validly issued, fully paid and nonassessable, and no shareholder of the Acquiring Portfolio shall have any preemptive right of subscription or purchase in respect of any such share. There are no outstanding options, warrants or other rights to subscribe for or purchase any Acquisition Shares, nor are there any securities convertible into Acquisition Shares.

(g)

To the knowledge of the Acquiring Portfolio, except as has been disclosed in writing to the Acquired Portfolio, no claims, actions, suits, investigations or proceedings of any type are pending or threatened against the Acquiring Portfolio or any of its properties or assets or any person whom the Acquiring Portfolio may be obligated to indemnify in connection with such litigation, proceeding or investigation. Subject to the foregoing, there are no facts that the Acquiring Portfolio currently has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against the Acquiring Portfolio. The Acquiring Portfolio is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect its financial condition, results of operations, its assets or its ability to consummate the transactions contemplated by this Plan.

(h)

Except for agreements entered into or granted in the ordinary course of its business, in each case under which no material default exists, the Acquiring Portfolio is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.

(i)

The Acquiring Portfolio will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such state securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

7.	Conditions to the Obligations of the Acquiring Portfolio and the Acquired Portfolio

The obligations of the Acquiring Portfolio and the Acquired Portfolio with respect to the Reorganization shall be subject to the following conditions precedent:

(a)

This Plan and the transactions contemplated herein, with respect to the Acquired Portfolio, shall have been approved by the requisite vote of the holders of the outstanding shares of the Acquired Portfolio in accordance with the provisions of SCB Fund’s charter and bylaws, applicable Maryland law and the 1940 Act.

(b)

The Acquiring Portfolio and the Acquired Portfolio shall have delivered to the other party a certificate dated as of the Closing Date and executed in its name by its Secretary or an Assistant Secretary, in a form reasonably satisfactory to the receiving party, stating that the representations and warranties of the Acquiring Portfolio or the Acquired Portfolio, as applicable, in this Plan that apply to the Reorganization are true and correct in all material respects at and as of the Valuation Time.

(c)

The Acquiring Portfolio and the Acquired Portfolio shall have performed and complied in all material respects with each of its representations and warranties required by this Plan to be performed or complied with by it prior to or at the Valuation Time and the Effective Time.

(d)

There shall have been no material adverse change in the financial condition, results of operations, business, properties or assets of the Acquired Portfolio since the date of its most recent financial statement. Negative investment performance shall not be considered a material adverse change.

(e)

The Acquiring Portfolio and the Acquired Portfolio shall have received an opinion of Willkie Farr & Gallagher LLP reasonably satisfactory to each of them, substantially to the effect that for federal income tax purposes:

(1)

the Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of the Acquiring Portfolio and the Acquired Portfolio will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)

no gain or loss will be recognized by the Acquired Portfolio on the transfer of all of the Acquired Portfolio’s Assets to the Acquiring Portfolio solely in exchange for the Acquisition Shares and the assumption by the Acquiring Portfolio of the Liabilities, or upon the distribution of the Acquisition Shares to shareholders of the Acquired Portfolio;

(3)

the tax basis in the hands of the Acquiring Portfolio of each Asset of the Acquired Portfolio will be the same as the tax basis of such Asset in the hands of the Acquired Portfolio immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Portfolio on the transfer;

(4)

the holding period of each Asset of the Acquired Portfolio in the hands of the Acquiring Portfolio, other than Assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which such Asset was held by the Acquired Portfolio (except where investment activities of the Acquiring Portfolio have the effect of reducing or eliminating the holding period with respect to an Asset);

(5)	no gain or loss will be recognized by the Acquiring Portfolio upon its receipt of the Assets of the Acquired Portfolio solely in exchange for Acquisition Shares and the assumption of the Liabilities;

(6)	no gain or loss will be recognized by the shareholders of the Acquired Portfolio upon the exchange of their Acquired Portfolio shares for Acquisition Shares as part of the Reorganization;

(7)

the aggregate tax basis of the Acquisition Shares that each shareholder of the Acquired Portfolio receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Portfolio shares exchanged therefor; and

(8)

each Acquired Portfolio shareholder’s holding period for the Acquisition Shares received in the Reorganization will include the period for which such shareholder held the Acquired Portfolio shares exchanged therefor, provided that the shareholder held such Acquired Portfolio shares as capital assets on the date of the exchange.

Each Portfolio shall agree to make and provide to Willkie Farr & Gallagher LLP additional factual representations with respect to the Portfolios that are reasonably necessary to enable Willkie Farr & Gallagher LLP to deliver the tax opinion. The opinion will be based on such factual certifications made by officers of the Portfolios and will also be based on customary assumptions and subject to certain qualifications. The opinion is not a guarantee that the tax consequences of the Reorganization will be as described above.

Notwithstanding this subparagraph (d), Willkie Farr & Gallagher LLP will express no view with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles. Notwithstanding anything in this Plan to the contrary, neither Portfolio may waive in any material respect the conditions set forth under this subparagraph (d).

(f)

The N-14 Registration Statement shall have become effective under the 1933 Act as to the Acquisition Shares, and the SEC shall not have instituted and, to the knowledge of the Acquiring Portfolio, is not contemplating instituting any stop order suspending the effectiveness of the N-14 Registration Statement.

(g)

No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, the Reorganization.

(h)

The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Reorganization under Section 25(c) of the 1940 Act.

(i)	Neither party shall have terminated this Plan with respect to the Reorganization pursuant to Section 12 of this Plan.

8.	Conditions to the Obligations of the Acquired Portfolio

The obligations of the Acquired Portfolio with respect to the Reorganization shall be subject to the following conditions precedent:

(a)

SCB Fund, on behalf of the Acquired Portfolio, shall have received an opinion of counsel to Bernstein Fund and the Acquiring Portfolio in form and substance reasonably satisfactory to the Acquired Portfolio and dated as of the Closing Date, substantially to the effect that:

(1)

The Acquiring Portfolio is a series of a corporation, and the corporation is duly incorporated and existing under and by virtue of the laws of the State of Maryland, is in good standing with the State Department of Assessments and Taxation of Maryland (“SDAT”), and is an open-end management investment company registered under the 1940 Act;

(2)

This Plan has been duly authorized, executed and delivered by Bernstein Fund, on behalf of the Acquiring Portfolio, and, assuming the N-14 Registration Statement referred to in Section 2 of this Plan does not contain any material misstatements or omissions, and assuming due authorization, execution and delivery of this Plan by the SCB Fund, on behalf of the Acquired Portfolio, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material;

(3)	The Acquisition Shares to be delivered as provided for by this Plan are duly authorized and upon delivery will be validly issued, fully paid and nonassessable by the Acquiring Portfolio;

(4)

The execution and delivery of this Plan by Bernstein Fund, on behalf of the Acquiring Portfolio, did not, and the consummation of the Reorganization will not, violate the Charter of Bernstein Fund or the Bylaws; and

(5)

To the knowledge of such counsel, no consent, approval, authorization or order of any federal or state court or administrative or regulatory agency is required for Bernstein Fund to enter into this Plan on behalf of the Acquiring Portfolio or carry out its terms, except those that have been obtained under the 1933 Act, the 1934 Act, the 1940 Act and the rules and regulations under those Acts, if any, or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of Bernstein Fund or the Acquiring Portfolio, as applicable.

In rendering such opinion, counsel may (i) rely on the opinion of Venable LLP as to matters of Maryland law to the extent set forth in such opinion, (ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (iii) limit such opinion to applicable federal and state law, (iv) define the word “knowledge” and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and (v) rely on certificates of officers or directors of Bernstein Fund as to factual matters.

(b)

The Acquired Portfolio shall have received a letter from AllianceBernstein L.P., the investment adviser to the Acquiring Portfolio and the Acquired Portfolio (the “Adviser”), with respect to insurance matters in form and substance satisfactory to the Acquired Portfolio.

9.	Conditions to the Obligations of Bernstein Fund or the Acquiring Portfolio

The obligations of Bernstein Fund or the Acquiring Portfolio, as applicable, with respect to the Reorganization shall be subject to the following conditions precedent:

(a)

Bernstein Fund, on behalf of the Acquiring Portfolio, shall have received an opinion of counsel to SCB Fund and the Acquired Portfolio, in form and substance reasonably satisfactory to Bernstein Fund and dated as of the Closing Date, substantially to the effect that:

(1)

The Acquired Portfolio is a series of a corporation, and the corporation is duly incorporated and existing under and by virtue of the laws of the State of Maryland, is in good standing with the SDAT, and is an open-end management investment company registered under the 1940 Act;

(2)

This Plan has been duly authorized, executed and delivered by SCB Fund, on behalf of the Acquired Portfolio, and, assuming the N-14 Registration Statement referred to in Section 2 of this Plan does not contain any material misstatements or omissions, and assuming due authorization, execution and delivery of this Plan by Bernstein Fund, on behalf of the Acquiring Portfolio, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material; and

(3)

To the knowledge of such counsel, no consent, approval, authorization or order of any federal or state court or administrative or regulatory agency is required for the Acquired Portfolio to enter into the Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1934 Act, the 1940 Act and the rules and regulations under those Acts, if any, or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of the Acquired Portfolio.

In rendering such opinion, counsel may (i) rely on the opinion of Venable LLP as to matters of Maryland law, (ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (iii) limit such opinion to applicable federal and state law, (iv) define the word “knowledge” and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and (v) rely on certificates of officers or directors of the Acquired Portfolio as to factual matters.

(b)

Bernstein Fund, on behalf of the Acquiring Portfolio, shall have received a letter from the Adviser agreeing to indemnify the Acquiring Portfolio in respect of certain liabilities of the Acquired Portfolio in form and substance satisfactory to Bernstein Fund.

10.	Closing

(a)

The Closing shall be held at the offices of the Portfolios, 1345 Avenue of the Americas, New York, New York 10105, or at such other time or place (including a virtual meeting) as the parties may agree.

(b)

In the event that at the Valuation Time (a) the NYSE shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquired Portfolio or the Acquiring Portfolio is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days of the Valuation Time, this Plan may be terminated by either the Acquired Portfolio or the Acquiring Portfolio upon the giving of written notice to the other party.

(c)

The Acquiring Portfolio will provide to the Acquired Portfolio evidence satisfactory to the Acquired Portfolio that Acquisition Shares issuable pursuant to the Reorganization have been credited to accounts established on the records of the Acquiring Portfolio in the name of the Acquired Portfolio’s shareholders. After the Closing Date, the Acquiring Portfolio will provide to the Acquired Portfolio evidence satisfactory to the Acquired Portfolio that such Acquisition Shares have been credited to open accounts in the names of the Acquired Portfolio shareholders.

(d)

At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by the Plan.

11.	Survival of Representations and Warranties

(a)

Except for Sections 5, 6, 13, 17, 18, 20, 21, 22 and 23, no representations, warranties or covenants in or pursuant to this Plan (including certificates of officers) shall survive the completion of the transactions contemplated herein.

(b)

Each party agrees to treat confidentially and as proprietary information of the other party all records and other information, including any information relating to portfolio holdings, of its Portfolio and not to use such records and information for any purpose other than the performance of its duties under the Plan; provided, however, that after prior notification of and written approval by party (which approval shall not be withheld if the other party would be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities having proper jurisdiction, and which approval shall not be withheld unreasonably in any other circumstance), the other party may disclose such records and/or information as so approved.

12.	Termination of Plan

A majority of the Directors of either the Bernstein Fund or the SCB Fund may terminate this Plan with respect to the Acquiring Portfolio or the Acquired Portfolio, respectively, at any time before the applicable Effective Time if: (i) the conditions precedent set forth in Sections 7, 8 or 9 as appropriate, are not satisfied; or (ii) either the Board of Directors of Bernstein Fund or the SCB Fund determines that the consummation of the Reorganization is not in the best interests of the Acquiring Portfolio or its shareholders, or the Acquired Portfolio or its shareholders, respectively, and gives notice of such termination to the other party.

13.	Governing Law

This Plan and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law, without regard to conflicts of law principles.

14.	Brokerage Fees

Each party represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for in the Plan.

15.	Amendments

Bernstein Fund, on behalf of the Acquiring Portfolio, and the SCB Fund, on behalf of the Acquired Portfolio, may, by agreement in writing authorized by its respective Board of Directors, amend this Plan at any time. This Section shall not preclude the parties from changing the Closing Date or the Effective Time by mutual agreement.

16.	Waivers

At any time prior to the Closing Date, either party may by written instrument signed by it (i) waive the effect of any inaccuracies in the representations and warranties made to it contained herein and (ii) waive compliance with any of the agreements, covenants or conditions made for its benefit contained herein. Any waiver shall apply only to the particular inaccuracy or requirement for compliance waived, and not any other or future inaccuracy or lack of compliance.

17.	Indemnification of Directors

The Acquiring Portfolio agrees that all rights to indemnification and all limitations of liability existing in favor of the Acquired Portfolio’s current and former Directors and officers, acting in their capacities as such, under the SCB Fund’s Charter and Bylaws as in effect as of the date of this Plan shall survive the Reorganization as obligations of Bernstein Fund or the Acquiring Portfolio, as applicable, and shall continue in full force and effect, without any amendment thereto, and shall constitute rights which may be asserted against the Acquiring Portfolio, its successors or assigns.

18.	Cooperation and Further Assurances

Each party will cooperate with the other in fulfilling its obligations under this Plan and will provide such information and documentation as is reasonably requested by the other in carrying out the Plan’s terms. Each party will provide such further assurances concerning the performance of its obligations hereunder and execute all documents for or in connection with the consummation of the Reorganization as, with respect to such assurances or documents, the other shall deem necessary or appropriate.

19.	Updating of N-14 Registration Statement

If at any time prior to the Effective Time, a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made in the N-14 Registration Statement not misleading, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing, filing and clearing with the SEC and, if appropriate, distributing to shareholders appropriate disclosure with respect to such item.

20.	Limitation on Liabilities

The obligations the Acquired Portfolio and the Acquiring Portfolio shall not bind any of the directors/trustees, shareholders, nominees, officers, employees or agents of the Acquired Portfolio or the Acquiring Portfolio personally, but shall bind only the Acquired Portfolio or the Acquiring Portfolio, as appropriate. The execution and delivery of this Plan by an officer of either party shall not be deemed to have been made by the officer individually or to impose any liability on the officer personally, but shall bind only the Acquired Portfolio or the Acquiring Portfolio, as appropriate.

21.	Termination of the Acquired Portfolio

If the parties complete the Reorganization, the Acquired Portfolio shall liquidate and terminate.

22.	Notices

Any notice, report, statement, certificate or demand required or permitted by any provision of the Plan shall be in writing and shall be given in person or by telecopy, certified mail or overnight express courier to:

For the Acquired Portfolio:

Sanford C. Bernstein Fund, Inc.— International Portfolio

1345 Avenue of the Americas

New York, New York 10105

Attention: Secretary

OR

Sanford C. Bernstein Fund, Inc.— Tax-Managed International Portfolio

1345 Avenue of the Americas

New York, New York 10105

Attention: Secretary

For the Acquiring Portfolio:

Bernstein Fund, Inc.— International Strategic Equities Portfolio

1345 Avenue of the Americas

New York, New York 10105

Attention: Secretary

23.	Expenses

The expenses relating to the Reorganization shall be paid proportionately by each Acquired Portfolio, allocated based on their respective net assets as of the Valuation Time, except that the Acquiring Portfolio will pay a portion of the audit fees associated with the Reorganization. Notwithstanding the foregoing, expenses relating to the Reorganization will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in a Portfolio’s failure to qualify for tax treatment as a “regulated investment company” within the meaning of Section 851 of the Code or would prevent the Reorganization from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

24.	General

This Plan supersedes all prior agreements between the parties with respect to the subject matter hereof and may be amended only by a writing signed by both parties to the Reorganization. The headings contained in this Plan are for reference only and shall not affect in any way the meaning or interpretation of this Plan. Whenever the context so requires, the use in the Plan of the singular will be deemed to include the plural and vice versa. Nothing in this Plan, expressed or implied, confers upon any other person any rights or remedies under or by reason of this Plan. Neither party may assign or transfer any right or obligation under this Plan without the written consent of the other party.

The terms of this agreement shall apply separately with respect to each Acquired Portfolio.

In Witness Whereof, the parties hereto have executed this Plan as of the day and year first above written.

Sanford C. Bernstein Fund, Inc., on behalf of its series, Tax-Managed International Portfolio Attest:

/s/	By:	/s/
Name:		Name:
Title:		Title

Sanford C. Bernstein Fund, Inc., on behalf of its series, International Portfolio Attest:

/s/	By:	/s/
Name:		Name:
Title:		Title

Bernstein Fund, Inc., on behalf of its series, International Strategic Equities Portfolio Attest:

/s/	By:	/s/
Name:		Name:
Title:		Title

Annex A

Shareholders of the applicable Acquired Portfolio will receive whole and fractional shares of equal dollar value of the Acquiring Portfolio according to the following chart:

Acquired Portfolios—Share Class Exchanged	Acquiring Portfolio—Share Class Received
Class A	SCB Class
Class C*	SCB Class
Class Z	Class Z
International Class / Tax-Managed International Class	Advisor Class (if applicable**) or SCB Class

*

Class C shares of the Tax-Managed International Portfolio are no longer offered. References herein to Class C shares of the Acquired Portfolio(s) relate solely to Class C shares of the International Portfolio.

**

The following clients of BPWM will receive Advisor Class Shares: (i) clients who are subject to the global fee schedule for investment management services (generally, all clients with discretionary accounts who became clients in 2009 or thereafter and earlier clients who have adopted the global fee schedule); and (ii) clients investing at least $3 million in a Portfolio of SCB Fund or Bernstein Fund.